Exhibit 99.1

11000 BROKEN LAND PARKWAY, SUITE 600
COLUMBIA, MARYLAND 21044
TELEPHONE: 410-772-7200
FOR IMMEDIATE RELEASE:	FAX: 410-772-7299
WWW.FIELDSTONEINVESTMENT.COM

CONTACT:

Fieldstone Investment Corporation

Investor Relations

Tel: 410-772-5160

Toll-free: 866-438-1088

investors@FieldstoneInvestment.com

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES RECORD FIRST QUARTER 2005 OPERATING RESULTS

COLUMBIA, MARYLAND, April 29, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC), a residential mortgage banking company operating as a REIT that owns a portfolio of residential mortgage loans and that originates, securitizes, sells and services single-family residential mortgage loans, today announced its results of operations for the first quarter of 2005.

Financial Highlights

•                  Record net income for the first quarter of 2005 was $42.1 million or $0.87 per share (diluted), a $6.8 million increase from the fourth quarter of 2004.

•                  Net income included net non-cash mark to market gains on interest rate swap and cap agreements of $20.6 million in the first quarter of 2005 and $16.7 million in the fourth quarter of 2004. While these swap and cap agreements are economic hedges of the variable rate debt financing Fieldstone’s investment portfolio of non-conforming residential mortgage loans, these swaps and caps are not designated as cash flow hedges under FASB Statement No. 133 (FAS 133).

•                  Core net income was $21.5 million in the first quarter of 2005; this is a $3.0 million increase from $18.5 million in the fourth quarter of 2004.  Core net income is a non-GAAP financial measure of earnings which is defined on page 2 of this press release.

•                  The investment portfolio increased 7.4% to $5.1 billion at March 31, 2005, from $4.8 billion at December 31, 2004.

•                  Fieldstone agreed in April 2005 to sell approximately $550 million of the loans classified as held for investment at March 31, 2005 at a sales price of 103.50% of par.

•                  Fieldstone funded $1.5 billion of residential mortgage loans in the first quarter of 2005, a decrease of 21.3% compared to the fourth quarter of 2004, and a decrease of 8.7% compared to the first quarter of 2004.

•                  Fieldstone declared a cash dividend on April 6, 2005 of $0.47 per share for the first quarter of 2005; this is a $0.03 increase from the $0.44 dividend declared in December 2004 and paid in January 2005.

“Fieldstone continued to implement its business strategy in the first quarter of 2005 and achieved a record level of core net income.  We had a solid quarter of earnings from our portfolio, based on strong loan quality, low delinquencies and stable core net interest margin in a rising rate environment.  The non-conforming mortgage origination market remains strong, despite seasonal slowing in January and February and competition for new originations, and our March originations increased nicely.  The fixed income market continues to have strong demand and pricing for pools of mortgage loans in the current market,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.

-More-

FINANCIAL RESULTS

Net Income and Earnings Per Share

Fieldstone’s net income for the first quarter of 2005 was $42.1million, or $0.87 per share (diluted), an increase of $6.8 million from the $35.3 million, or $0.72 per share (diluted) for the fourth quarter of 2004.   During the first quarter of 2005, earnings benefited from increased net interest income on a growing portfolio, an increase in the non-cash mark to market gain on interest rate swaps and caps due to increasing interest rates, a lower provision for loan losses due to a nominal quarter over quarter increase in delinquent loans, and lower total expenses due to decreased origination activity.  These benefits were partially offset by lower margins on the sale of mortgages in a rising rate environment.

Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio.  Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations.  This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period.  The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

	Three Months Ended
	2005	2004
($000)	Mar 31	Dec 31	Mar 31
Non-cash changes in fair value	$20,628	16,736	(6,262)
Cash settlements received (paid)	(286)	(3,459)	(3,570)
Other income (expense) – portfolio derivatives	$20,342	13,277	(9,832)

Core Financial Measures

Beginning with this press release, Fieldstone will report core financial measures, including (i) core net income, (ii) core earnings per share (diluted) and (iii) core net interest income and margin after provision for loan losses, all of which are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  As required by Regulation G, a reconciliation of each of these core financial measures to the most directly comparable measure under generally accepted accounting principles (GAAP) is provided in Schedules 1 and 2 of this press release.  Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements (see Schedule 1).  Core earnings per share (diluted) is core net income divided by the weighted average diluted number of shares outstanding during the period.  Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio and (b) the net cash settlements incurred or paid to terminate these derivatives prior to maturity within interest expense.  Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” on the consolidated statements of operations (see Schedule 2).  Management believes these core financial measures are useful because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes.  The portion of the non-cash mark to market amounts excluded from the core financial measures that ultimately will be a component of future core financial measures depends on the level of actual interest rates in the future.

Core Net Income and Core Earnings Per Share

Core net income for the first quarter of 2005 was $21.5 million, or core earnings per share (diluted) of $0.44, an increase of $3.0 million from the $18.5 million, or core earnings per share (diluted) of $0.37 for the fourth quarter of 2004, and an increase of $19.0 million from the $2.5 million core net income, or core earnings per share (diluted) of $0.05 for the first quarter of 2004.  During the first quarter of 2005, core net income benefited from a lower provision for loan losses due to a modest increase in delinquent loans over the fourth quarter levels and lower total expenses due to decreased origination activity, offset partially by lower gains on sales of mortgage loans.  Core net income in the first quarter of 2005 was higher than in the first quarter of 2004 due to the growth of the investment portfolio.

Net Interest Income and Margin

Net interest income after provision for loan losses was $43.7 million for the first quarter of 2005, a 3.4% net interest margin, which decreased from $44.4 million for the fourth quarter of 2004, a 3.6% net interest margin.  Net interest income after provision for loan losses for the first quarter of 2005 increased from $23.3 million for the first quarter of 2004, while the net interest margin decreased from 4.6%. Net interest income after provision for loan losses for the first quarter of 2005 as compared to the fourth quarter of 2004 has declined, and net interest margin has declined from the level of the first quarter of 2004, due to generally lower net interest margins available on loans held for investment that Fieldstone added to its portfolio over the course of 2004: the yield on loans has been flat due to competitive pressures while the cost of financing has increased as market interest rates rose over that time.  In addition, these measures do not include the effect of Fieldstone’s economic hedge of its financing cost in a rising rate environment.

Core Net Interest Income and Margin

Core net interest income after provision for loan losses was $43.4 million for the first quarter of 2005, a 3.4% core net interest margin, an increase of $2.5 million compared to $40.9 million for the fourth quarter of 2004, a 3.3% core net interest margin, and an increase of $23.7 million compared to $19.7 million for the first quarter of 2004, a 3.9% core net interest margin.  Core net interest margin was the same in the first quarter of 2005 compared to the fourth quarter of 2004 despite rising short term interest rates in the first quarter of 2005 as a result of the economic hedge position that Fieldstone has in effect.  Core net interest margin in the first quarter of 2005 is lower than it was in the first quarter of 2004 due to the generally lower net interest margins available on loans held for investment that Fieldstone added to its portfolio over the course of 2004.

Gains on Sales of Mortgage Loans, Net

For the first quarter of 2005, revenues from gains on sales of mortgage loans were $9.7 million, down from $10.8 million for the fourth quarter of 2004 and down from $14.2 million for the first quarter of 2004.  These decreases in gain on sale revenues were due primarily to lower gain on sale margins.  The gain on sale margin was 1.2% for the first quarter of 2005, down from 1.4% for the fourth quarter of 2004 and down from 1.5% for the first quarter of 2004.  The quarter-to-quarter declines in gain on sale margin were primarily due to rising interest rates and price competition.

Subsequent Event

On April 21, 2005, Fieldstone agreed to sell approximately $550 million of loans that were classified as held for investment on March 31, 2005.  In response to the continued tightening of the net interest margin available on loans originated late in the first quarter, Fieldstone’s management implemented in April 2005 a target return requirement for loans it would retain for its investment portfolio.  The loans that Fieldstone held for investment at March 31, 2005 that had not yet been securitized did not meet this targeted return, and accordingly those loans were transferred to “held for sale” in April 2005 and included as part of a $1.0 billion pool that also included loans held for sale at March 31, 2005 and additional loans originated in April 2005.  Fieldstone has agreed to sell this pool at a price of 103.50% of par.  The sale is scheduled to settle in May 2005. In the future, Fieldstone will continue to allocate to its investment portfolio the non-conforming loans that meet both its credit criteria and its portfolio return target.

“This sale is a demonstration of the strength and flexibility of Fieldstone’s business model,” stated Michael J. Sonnenfeld.  “We have responded to the compression in investment returns available in the market on new loans by implementing a minimum risk-adjusted return threshold for our investment portfolio.  Our mortgage loan origination business has a track record of originating high quality non-conforming loans that we can sell at positive margins.  We believe we can continue to build a strong portfolio over time based on robust asset-liability matching that will provide stable long term returns for our shareholders.  We decided in April 2005 to sell loans that would not provide our targeted returns:  this sale will slow the growth of our portfolio, but it will result in our achieving a better return over time on the loans we do retain.”

Mortgage Loan Fundings

Quarterly Mortgage Loan Fundings

	Three Months Ended
	2005	2004
(in millions)	Mar 31	Dec 31	Sep 30	Oct 31	Mar 31
Non-Conforming	$1,104	1,536	1,688	1,676	1,285
Conforming	352	314	301	366	310
Total	$1,456	1,850	1,989	2,042	1,595

Monthly Mortgage Loan Fundings

	2005			2004
(in millions)	Mar 31	Feb 28	Jan 31	Dec 31	Nov 30	Oct 30
Non-Conforming	$445	324	335	491	508	537
Conforming	155	110	87	97	109	108
Total	$600	434	422	588	617	645

Total mortgage loan fundings were $1.5 billion in the first quarter of 2005, a 21.3% decrease compared to the fourth quarter of 2004, and an 8.7% decrease compared to the first quarter of 2004.

Non-conforming mortgage loan fundings were $1.1 billion in the first quarter of 2005, a 28.2% decrease compared to the fourth quarter of 2004, and a 14.1% decrease compared to the first quarter of 2004.  The decrease in fundings for the first quarter of 2005 compared to the fourth quarter of 2004 was primarily due to seasonal factors, a rising interest rate environment and price competition.  The decrease in fundings for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to the combination of a rising interest rate environment and price competition.  Michael J. Sonnenfeld noted, “Volumes in January and February were lower as a result of seasonal slowing and a relative increase in our new origination rates compared to our competition in the beginning of the year.  We were able to be more competitive in new origination rates at the end of the quarter as sale margins improved in the secondary market.”

Conforming mortgage loan fundings were $352.2 million in the first quarter of 2005, a 12.3% increase compared to the fourth quarter of 2004 and a 13.8% increase compared to the first quarter of 2004.

Origination Expenses and Cost to Produce

Fieldstone’s cost to produce (in dollars) decreased in the first quarter of 2005 due to lower variable funding expenses and reductions in operating costs.  However, cost to produce as a percentage of total mortgage loan fundings increased to 2.96% for the first quarter of 2005 from 2.61% for the fourth quarter of 2004 and 2.71% for the first quarter of 2004.  The increase as a percentage was due largely to the seasonal low level of originations during January and February.  In March cost to produce as a percentage of total mortgage loan fundings decreased to 2.63% in the non-conforming branches, 2.31% in the conforming branches, and 2.55% overall, which are below the fourth quarter of 2004 levels.   Cost to produce is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. As required by Regulation G, a reconciliation of cost to produce to the most directly comparable measure under GAAP, which is total expenses, is provided (see Schedule 3).

Mortgage Loans Held for Investment, Net

		Three Months Ended
		2005	2004
	($000)	Mar 31	Dec 31	Mar 31
	Beginning principal balance	$4,735,063	4,110,927	1,319,123
	Loans funded for investment	730,798	962,501	833,646
Less:	loan repayments	(369,839)	(334,221)	(36,354)
	transfers to real estate owned	(4,692)	(4,144)	—
	Ending principal balance	5,091,330	4,735,063	2,116,415
	Plus: net deferred loan origination (fees)/costs	40,959	39,693	16,477
	Ending balance mortgage loans held for investment	5,132,289	4,774,756	2,132,892
	Allowance for loan losses – loans held for investment	(26,379)	(22,648)	(4,257)
	Ending balance mortgage loans held for investment, net	$5,105,910	4,752,108	2,128,635

The investment portfolio increased to $5.1 billion as of March 31, 2005, an increase of $0.4 billion, or 7.4%, from December 31, 2004 and an increase of $3.0 billion, or 139.9%, from March 31, 2004.  During the first quarter of 2005, loan repayments increased to $369.8 million from $334.2 million during the previous quarter due to the continued seasoning of the portfolio.

At March 31, 2005, $104.5 million, or 2.0%, of mortgage loans held for investment were seriously delinquent (60+ days past due or in the process of foreclosure), compared to $79.9 million, or 1.7% at December 31, 2004, compared to $11.0 million, or 0.5%, at March 31, 2004.  Fieldstone anticipates that delinquent loans will continue to increase (in principal balance and as a percentage of the investment portfolio), consistent with industry expectations, as the portfolio grows and the loans continue to season.  In Fieldstone’s most seasoned securitized pool of mortgage loans (FMIC 2003-1), the average seasoning of which was twenty months as of March 31, 2005, 3.9% of the outstanding current principal balance were seriously delinquent loans and the pool had experienced life-of-pool aggregate losses of $642,404, or 0.13% of the original principal balance, through March 31, 2005.

The delinquency status of mortgage loans held for investment at March 31, 2005, December 31, 2004, and March 31, 2004 was as follows:

	March 31, 2005		December 31, 2004		March 31, 2004
($000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,768,154	93.7%	$4,424,418	93.4%	$2,062,577	97.5%
30 days past due	218,712	4.3%	230,787	4.9%	42,877	2.0%
60 days past due	41,156	0.8%	38,713	0.8%	5,933	0.3%
90+ days past due	19,606	0.4%	15,487	0.3%	2,023	0.1%
In process of foreclosure	43,702	0.8%	25,658	0.6%	3,005	0.1%
Total	$5,091,330	100.0%	$4,735,063	100.0%	$2,116,415	100.0%

Allowance for loan losses for loans held for investment at March 31, 2005 was $26.4 million compared to $22.6 million at December 31, 2004 and $4.3 million at March 31, 2004, which represents 0.52% of the principal balance of the loans held for investment at March 31, 2005, compared to 0.48% and 0.20% of the principal balance of the loans held for investment at December 31, 2004 and March 31, 2004, respectively.

Mortgage Loans Held for Sale, Net

		Three Months Ended
		2005	2004
	($000)	Mar 31	Dec 31	Mar 31
	Beginning principal balance	$356,408	257,172	508,312
	Loans funded	725,054	887,649	760,913
Less:	loans sold	(802,732)	(783,593)	(941,848)
	loans paid off /other	(6,362)	(4,820)	(7,306)
	Ending principal balance	272,368	356,408	320,071
	Plus: net deferred loan origination fees/(costs)	2,138	2,536	3,063
	Less: valuation allowances	(2,056)	(1,894)	(1,248)
	Ending balance mortgage loans held for sale, net	$272,450	357,050	321,886

Mortgage loans held for sale, net were $272.5 million at March 31, 2005, compared to $357.1 million at December 31, 2004 and $321.9 million at March 31, 2004.  Mortgage loans held for sale consisted of all conforming loans funded, together with the non-conforming loans not held for investment, which include all fixed rate loans, all second lien loans and certain ARM loans.

Liquidity

Since Fieldstone’s 2003 equity offering, approximately $430 million net proceeds have been invested in its investment portfolio.  Accordingly, short-term liquidity, defined as cash plus unpledged available collateral, has declined as the portfolio increased.  Short-term liquidity was $235 million at March 31, 2005, a decrease from $255 million at December 31, 2004 and a decrease from $430 million at March 31, 2004.

Fieldstone’s maximum capacity under its warehouse and repurchase lines of credit is outlined in the table below:

($ billions)	March 31, 2005	December 31, 2004	March 31, 2004
Committed warehouse facilities	$1.8	1.8	1.5
Uncommitted warehouse facilities	0.1	0.1	0.2
Total warehouse capacity	1.9	1.9	1.7
Less: borrowings outstanding	0.6	0.7	0.9
Available warehouse capacity	$1.3	1.2	0.8

Income Taxes

Fieldstone recognized income tax benefit of $0.9 million during the first quarter of 2005, related to the $(2.5) million pretax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS). FMC incurred an operating loss in the first quarter of 2005 as a result of the seasonal slowing of its originations, rising interest rates and competition for new loans.

Distributions

To maintain its status as a REIT, Fieldstone is required to distribute at least 90% of its REIT taxable income each year to its shareholders.  Fieldstone’s consolidated GAAP net income may differ from its REIT taxable income primarily for the following reasons:

1)              the provision for loan loss expense recognized for GAAP purposes is based upon Fieldstone’s estimate of probable loan losses for Fieldstone’s portfolio as of March 31, 2005, for which Fieldstone has not yet recorded a charge-off; tax accounting rules allow a deduction for loan losses only in the period when a charge-off occurs,

2)              the mark-to-market valuation changes to Fieldstone’s interest rate swap derivatives recognized for GAAP purposes are not recognized for tax accounting,

3)              there are differences between GAAP and tax methodologies for capitalization of origination expenses and recognition of equity-based compensation expenses, and

4)              income (loss) of the TRS is included in the REIT’s earnings for GAAP purposes; tax accounting rules for REIT taxable income do not provide for a REIT to recognize income (loss) of the TRS until the TRS pays a dividend to the REIT.

Fieldstone’s estimated REIT taxable income for the first quarter of 2005 was approximately $30 million.

On April 6, 2005, Fieldstone’s Board of Directors declared a quarterly cash dividend of $0.47 per share for the first quarter of 2005.  The dividend will be paid on April 29, 2005 to stockholders of record at the close of business on April 20, 2005.  Fieldstone currently intends to distribute approximately 85% of its 2005 REIT taxable income, in addition to the portion of its 2004 REIT taxable income that it did not distribute in 2004.

Conference Call

Fieldstone will hold a conference call on Friday, April 29, 2005 at 11:00 a.m. Eastern Time to discuss its first quarter of 2005 operating results.

The conference call may be accessed by dialing 800-289-0569 (domestic) or 913-981-5542 (international).  Please dial in at least 10 minutes prior to the start of the call.  The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com.  Interested participants should go to the company’s website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast” and follow the related instructions.

An audio replay of the conference call will be available beginning at 2:00 p.m. on Friday, April 29, 2005 through 11:59 p.m. on Wednesday, May 4, 2005 (Eastern Time) by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international).  The replay passcode is 9456951.  An audio replay of the webcast will be available on Fieldstone’s website at www.FieldstoneInvestment.com through May 31, 2005.

About Fieldstone

Fieldstone Investment Corporation, headquartered in Columbia, Maryland, is a residential mortgage banking company that has a portfolio of non-conforming mortgage loans it originated and that originates, securitizes, sells and services single-family residential mortgage loans, directly or through its mortgage origination subsidiary.   Fieldstone has elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes.  Fieldstone’s mortgage origination subsidiary, Fieldstone Mortgage Company, originates non-conforming and conforming mortgage loans through wholesale and retail business divisions.  Fieldstone maintains a wholesale network of over 4,700 independent mortgage brokers serviced by 15 regional operations centers and a network of retail branch offices located in 26 states throughout the country.

For more information or a copy of the press release, visit www.FieldstoneInvestment.com.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(In thousands, except share data)

	March 31, 2005	December 31, 2004	March 31, 2004
	(Unaudited)		(Unaudited)
Assets
Cash	34,810	61,681	46,517
Restricted cash	5,947	4,022	12,461
Mortgage loans held for sale, net	272,450	357,050	321,886
Mortgage loans held for investment	5,132,289	4,774,756	2,132,892
Allowance for loan losses – loans held for investment	(26,379)	(22,648)	(4,257)
Mortgage loans held for investment, net	5,105,910	4,752,108	2,128,635

Accounts receivable	11,254	9,326	11,621
Accrued interest receivable	23,234	22,420	10,104
Trustee receivable	99,167	91,082	13,556
Prepaid expenses and other assets	22,368	20,172	8,814
Derivative assets, net	41,371	20,161	337
Deferred tax asset, net	15,884	15,880	18,473
Furniture and equipment, net	9,433	9,815	7,167
Total assets	$5,641,828	5,363,717	2,579,571

Liabilities and Shareholders’ Equity
Liabilities:
Warehouse financing – loans held for sale	174,081	188,496	234,900
Warehouse financing – loans held for investment	421,687	521,506	650,995
Securitization financing	4,422,465	4,050,786	1,114,465
Reserve for losses – loans sold	35,099	33,302	34,557
Dividends payable	—	21,501	—
Accounts payable and accrued expenses	19,880	21,788	34,278
Total liabilities	5,073,212	4,837,379	2,069,195

Commitments and contingencies	—	—	—

Shareholders’ equity:

Common stock $0.01 par value; 90,000,000 shares authorized; 48,835,876, 48,855,876 and 48,855,860 shares issued and outstanding as of March 31, 2005, December 31, 2004 and March 31, 2004, respectively	488	489	488
Paid-in capital	496,534	497,147	498,681
Accumulated earnings	76,791	34,687	18,607
Unearned compensation	(5,197)	(5,985)	(7,400)
Total shareholders’ equity	568,616	526,338	510,376
Total liabilities and shareholders’ equity	$5,641,828	5,363,717	2,579,571

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Revenues:
Interest income:
Loans held for investment	$82,836	76,321	27,590
Loans held for sale	5,372	6,280	6,452
Total interest income	88,208	82,601	34,042

Interest expense:
Loans held for investment	38,608	30,334	7,165
Loans held for sale	1,413	1,227	1,410
Total interest expense	40,021	31,561	8,575
Net interest income	48,187	51,040	25,467
Provision for loan losses – loans held for investment	4,494	6,678	2,179
Net interest income after provision for loan losses	43,693	44,362	23,288
Gains on sales of mortgage loans, net	9,669	10,791	14,168
Other income (expense) - portfolio derivatives	20,342	13,277	(9,832)
Fees and other income	393	816	843
Total revenues	74,097	69,246	28,467

Expenses:
Salaries and employee benefits	19,742	19,498	21,062
Occupancy	1,795	2,283	1,497
Depreciation and amortization	795	999	519
Servicing fees	2,604	2,661	654
General and administration	7,998	9,116	6,816
Total expenses	32,934	34,557	30,548

Income (loss) before income taxes	41,163	34,689	(2,081)
Provision for income tax (expense) benefit	941	572	(1,690)
Net income (loss)	$42,104	35,261	(3,771)

Earnings (loss) per share of common stock:
Basic:	$0.87	0.72	(0.08)
Diluted:	$0.87	0.72	(0.08)

Basic weighted average common shares outstanding	48,461,987	48,333,975	48,325,860
Diluted weighted average common shares outstanding	48,519,518	48,374,730	48,325,860

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Mortgage Loan Fundings
Non-Conforming	$1,103,681	1,536,512	1,285,109
Conforming	352,171	313,638	309,450
Total	$1,455,852	1,850,150	1,594,559

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	7.4%	7.2%	7.1%
Weighted average credit score	652	652	651
Weighted average loan to value	83.6%	84.1%	85.4%
Full documentation	55.8%	55.2%	59.8%

Mortgage Loan Sales Statistics
Mortgage loan sales
Non-Conforming	$488,274	476,407	660,255
Conforming	314,458	307,186	281,593
Total	$802,732	783,593	941,848

Weighted average whole loan sales price over par
Non-Conforming sales	2.5%	2.9%	3.2%
Conforming sales	2.1%	2.1%	2.2%
Total	2.4%	2.6%	2.9%

Average hedge gain (loss) on whole loan sales
Non-Conforming sales	0.08%	0.11%	(0.11)%
Conforming sales	0.13%	(0.13)%	(0.11)%
Total	0.10%	0.01%	(0.11)%

Provision for loan losses - loans sold (1)	0.3%	0.2%	0.4%

Gain on sale margin (2)	1.2%	1.4%	1.5%

Yield Analysis
Yield analysis - loans held for investment
Yield on loans held for investment	6.8%	6.7%	6.6%
Cost of financing for loans held for investment	3.3%	2.8%	2.0%
Net yield on loans held for investment	3.6%	4.0%	4.9%

Yield on loans held for investment after provision for loan losses	3.3%	3.5%	4.4%

Yield analysis - loans held for sale
Yield on loans held for sale	7.1%	7.1%	7.3%
Cost of financing for loans held for sale	4.0%	3.3%	2.6%
Net yield on loans held for sale	5.2%	5.7%	5.7%

Yield analysis - loans held for investment and loans held for sale
Yield - net interest income after provision for loan losses	3.4%	3.6%	4.6%

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Operating Ratios
Debt to capital	8.8	9.0	3.9
Return on average equity (annualized)	30.9%	26.7%	(2.9)%
Return on average assets (annualized)	3.1%	2.8%	(0.7)%
Average equity as a percentage of average assets	10.1%	10.4%	23.8%
Cost to produce as % of total mortgage loan fundings (3)	2.96%	2.61%	2.71%
Total expenses as a percentage of average assets (annualized)	2.4%	2.7%	5.7%
Efficiency ratio (4)	44.4%	49.9%	107.3%
Book value per share	$11.64	10.77	10.45

Statements of Condition Data
Mortgage loans held for sale, net
Non-Conforming	$133,655	$252,620	$189,101
Conforming	138,795	104,430	132,785
Total	$272,450	357,050	321,886

Seriously delinquent - mortgage loans held for sale (5)	1.1%	1.0%	0.6%

Mortgage loans held for investment, net
Loans to be securitized	$556,777	583,924	984,757
Loans securitized	4,549,133	4,168,184	1,143,878
Total	$5,105,910	4,752,108	2,128,635

Seriously delinquent - mortgage loans held for investment (5)	2.0%	1.7%	0.5%

Weighted average credit score - mortgage loans held for investment	651	650	651

Average Balance Data
Mortgage loans held for sale	$304,279	344,048	351,546
Mortgage loans held for investment	4,884,311	4,454,724	1,658,376
Warehouse financing - loans held for sale	139,641	146,250	213,802
Warehouse financing - loans held for investment	518,852	643,881	563,198
Securitization financing	4,187,989	3,637,264	839,834
Total assets	5,428,987	5,065,893	2,158,299
Total equity	545,843	528,234	514,450

(1)       Calculated as provision for loan losses - loans sold divided by mortgage sales.  The provision is recorded as a reduction of gains on sales of mortgage loans.

(2)       Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total sales.

(3)       Cost to produce as a percentage of total mortgage loan fundings is calculated as cost to produce divided by total mortgage loan fundings.  A reconciliation of total expenses to cost to produce is provided on Schedule 3 of this press release.

(4)       Calculated as total expenses divided by total revenues.

(5)       Seriously delinquent is defined as 60 plus days past due or in the process of foreclosure.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1

Information on core net income and core earnings per share (diluted) appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.”  Management believes that the presentation of core net income and core earnings per share (diluted) provides useful information to investors because it excludes the non-cash mark to market (gains) losses on interest rate swap and cap agreements.  The following table is a reconciliation of net income and earnings per share (diluted) in the consolidated statements of operations, presented in accordance with GAAP, to core net income and core earnings per share (diluted).  The presentation of core net income and core earnings per share (diluted) is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

		Three Months Ended
(Dollars in 000’s, except share and per share data)		March 31, 2005	December 31, 2004	March 31, 2004
Core net income:
Net income (loss)		$42,104	35,261	(3,771)
Less:	mark to market (gain) loss on portfolio derivatives included in “Other income (expense) - portfolio derivatives”
Market to market interest rate swaps		(20,558)	(16,639)	4,755
Mark to market interest rate cap		(70)	(97)	1,507
Total mark to market on portfolio derivatives		(20,628)	(16,736)	6,262
Core net income		$21,476	18,525	2,491

Core earnings per share:
Net income (loss)		$42,104	35,261	(3,771)
Less: dividends on unvested restricted stock		—	(409)	—
Income available to common shareholders		42,104	34,852	(3,771)
Less: mark to market (gain) loss on portfolio derivatives		(20,628)	(16,736)	6,262
Core income available to common shareholders		$21,476	18,116	2,491

Earnings (loss) per share - diluted		$0.87	0.72	(0.08)
Core earnings per share - diluted		$0.44	0.37	0.05

Diluted weighted average common shares outstanding		48,519,518	48,374,730	48,325,860

Average total equity		$545,843	528,234	514,450
Average total assets		$5,428,987	5,065,893	2,158,299

Return on average equity (annualized)		30.9%	26.7%	(2.9)%
Return on average assets (annualized)		3.1%	2.8%	(0.7)%

Core return on average equity (annualized)		15.7%	14.0%	1.9%
Core return on average assets (annualized)		1.6%	1.5%	0.5%

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2

Information on core net interest income after provision for loan losses appearing elsewhere in this release may fall under the Securities and Exchange Commission's definition of a “non-GAAP financial measure.”  Management believes that the presentation of core net interest income after provision for loan losses, taken in context with the other information reported in this release, provides useful information to investors because it includes the effect of the net cash settlements on the existing interest rate swap and caps economically hedging the variable rate debt financing the portfolio of mortgage loans and the net cash settlements incurred or paid to terminate those derivatives prior to maturity.  Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold. The following table is a reconciliation of net interest income after provision for loan losses in the consolidated statements of operations, presented in accordance with GAAP, to core net interest income after provision for loan losses.  The presentation is not meant to be considered in isolation or as a substitute for GAAP financial results.

		Three Months Ended
(Dollars in 000’s)		March 31, 2005	December 31, 2004	March 31, 2004
Net interest income after provision for loan losses		$43,693	44,362	23,288
Plus:	net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives”	(286)	(3,459)	(3,570)
Core net interest income after provision for loan losses		$43,407	40,903	19,718

Interest income loans held for investment		$82,836	76,321	27,590

Interest expense loans held for investment		38,608	30,334	7,165
Plus: net cash settlements (received) paid on portfolio derivatives		286	3,459	3,570
Core interest expense - loans held for investment		38,894	33,793	10,735

Core net interest income loans held for investment		43,942	42,528	16,855
Provision for loan losses loans held for investment		4,494	6,678	2,179
Core net interest income loans held for investment after provision for loan losses		39,448	35,850	14,676

Net interest income loans held for sale		3,959	5,053	5,042
Core net interest income after provision for loan losses		$43,407	40,903	19,718

Core Yield Analysis
Yield on loans held for investment		6.8%	6.7%	6.6%

Cost of financing for loans held for investment		3.3%	2.8%	2.0%
Net cash settlements (received) paid on portfolio derivatives		0.0%	0.3%	1.0%
Core cost of financing for loans held for investment		3.3%	3.1%	3.0%

Net yield on loans held for investment		3.6%	4.0%	4.9%
Net cash settlements received (paid) on portfolio derivatives		0.0%	(0.3)%	(1.0)%
Core net yield on loans held for investment		3.6%	3.7%	3.9%
Provision for loan losses - loans held for investment		(0.4)%	(0.6)%	(0.4)%
Core yield on loans held for investment after provision for loan losses		3.2%	3.1%	3.5%

Yield - net interest income on loans held for sale and loans held for investment after provision for loan losses		3.3%	3.6%	4.6%
Net cash settlements received (paid) on portfolio derivatives		0.0%	(0.3)%	(0.7)%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses		3.3%	3.3%	3.9%

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 3

Information on cost to produce appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of a “non-GAAP financial measure.” Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because these measures include additional costs to originate mortgage loans, both recognized when incurred and deferred costs, that are not all included in GAAP total expenses. The following table is a reconciliation of total expenses in the consolidated statements of operations, presented in accordance with GAAP, to cost to produce. The presentation of cost to produce is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

	Three Months Ended
(Dollars in 000’s)	March 31, 2005	December 31, 2004	March 31, 2004
Total expenses	$32,934	34,557	30,548
Deferred origination costs	8,978	12,829	10,861
Servicing costs - internal and external	(3,319)	(3,398)	(1,428)
Total general and administrative costs	38,593	43,988	39,981
Premiums paid, net of fees collected	4,565	4,289	3,185
Cost to produce	43,158	48,277	43,166

Mortgage Loan Fundings:
Non-Conforming	$1,103,681	1,536,512	1,285,109
Conforming	352,171	313,638	309,450
Total	$1,455,852	1,850,150	1,594,559

Cost to produce as % of total mortgage loan fundings:
Non-Conforming	3.09%	2.64%	2.76%
Conforming	2.57%	2.44%	2.47%
Total	2.96%	2.61%	2.71%

Cost to produce as % of total mortgage loan fundings:
Total expenses	2.26%	1.87%	1.92%
Deferred origination costs	0.62%	0.69%	0.68%
Servicing costs - internal and external	(0.23)%	(0.18)%	(0.09)%
Total general and administrative costs	2.65%	2.38%	2.51%
Premiums paid, net of fees collected	0.31%	0.23%	0.20%
Cost to produce as % of total mortgage loan fundings	2.96%	2.61%	2.71%